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Exhibit 5.5

March 2, 2017

CONSENT OF EXPERT

United States Securities and Exchange Commission

Ladies and Gentlemen:

        I, R. Dennis Bergen, P. Eng., of Roscoe Postle Associates Inc., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of New Gold Inc. of the information derived from the technical report dated March 23, 2015, which is entitled "Technical Report on the New Afton Mine, British Columbia, Canada" (the "Technical Report") and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of New Gold Inc.

Yours truly,
/s/ R. DENNIS BERGEN R. Dennis Bergen, P. Eng.

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  Exhibit 5.5
CONSENT OF EXPERT